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                                                                    EXHIBIT 99.1


SAN FRANCISCO, April 21 /PRNewswire/ -- CNET, Inc. (Nasdaq: CNET) today reported revenues of $19.6 million for the first quarter ended March 31, 1999, a 101 percent increase over revenues of $9.8 million for first quarter ended March 31, 1998. Proforma net income for the first quarter was $3.4 million or $0.09 per diluted share, excluding goodwill amortization related to the acquisition of WinFiles.com and gains on the sale of equity investments. For the comparable period in 1998, CNET reported a net loss of $5.7 million or $0.19 per diluted share.

Including goodwill amortization and gains from the sale of equity investments, net income equaled $23.0 million, or $0.61 per diluted share.

In addition, CNET today announced a 2-for-1 stock split in the form of a stock dividend payable May 28, 1999 to record holders of common stock on May 10, 1999, pending approval by stockholders at the May 26, 1999 annual meeting of a proposal to increase the number of common shares authorized for issuance.

Halsey Minor, CNET Chairman and CEO, stated, "CNET's strong financial performance in the first quarter solidified CNET's position as the Internet's leading content network. In the quarter, we focused on making our services even more useful through strategic acquisitions and key enhancements to our network."

CNET Online

Revenues for CNET Online were $18.0 million for the quarter, a 124 percent increase over revenues of $8.0 million in the first quarter of 1998. Traffic on CNET Online sites increased 16 percent to 9.5 million average daily page views in the first quarter, compared to 8.2 million average daily page views in the fourth quarter of 1998.

In March, CNET re-launched its hub, CNET.com, with a new, simple and intuitive design that allows users to navigate more easily through CNET's vast network of technology-related information and services. The move was the first in a series of enhancements to the network that will create the Internet's single most useful and complete resource on computing and technology.

In the quarter, CNET completed a number of acquisitions that will expand the ways in which buyers and sellers can interact at CNET:

     * ShopBuilder is an online store creation system. ShopBuilder will enable users to compare products and prices from small and midsize computer manufacturers and resellers, including resellers of unbranded computer systems, known as "white box" PCs. Sales of "white boxes" account for an estimated 30 percent of the $75 billion U.S. PC market. CNET expects to launch its store-building service in the second quarter of 1999.

     * AuctionGate.com is a leading auction site specializing in computer products. The acquisition enables CNET users to participate in person-to-person and business-to-business auctions of used, refurbished, surplus and end-of-line computer products. Jupiter Communications reports that 24 percent of online consumers are likely to purchase PC hardware, and 21 percent PC software, via online auctions within the next 12 months.
     (A) CNET expects to launch its auction service in the second quarter of 1999.

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     * WinFiles.com is a leading software downloading service on the Internet.
     The purchase consolidates CNET's position as the largest source of free-to-download software on the Internet, and strengthens CNET's role in linking software buyers and sellers.

     * KillerApp is an award-winning network of comparison shopping services for computer and consumer electronics products. The acquisition consolidates CNET's position as the Internet's leading resource for computer products and prices, and accelerates its entry into the consumer electronics category.

Minor continued, "These acquisitions have helped to expand CNET's position as the premier venue bringing buyers and sellers of computer products together. As these services roll out in the second quarter, CNET will become the Internet's first and only resource that allows users to compare computer products and prices across all channels, from retail to local to auctions."

CNET's shopping services generated an average of 104,000 leads per day in the month of March, compared to an average of 90,000 leads per day in the month of December. CNET recently announced that Egghead.com, NECX Direct and HardwareStreet.com, Inc., have all renewed their premier status in CNET's 1999 Merchant Program, which now has 83 participants, up from 70 in the fourth quarter of 1998. Two new premier merchants, ClubComputer.com and Virtual Technology Corporation, upgraded their status from preferred. New preferred merchants for the 1999 program include Onsale, Inc., Beyond.com, Computers4SURE.com, CDW, PC Mall, and Buy.com. The overall renewal rate for the 1999 Merchant Program was 93 percent.

Yesterday, CNET announced that it has entered into strategic relationships with Dell, Compaq, Gateway and Acer to participate in CNET's new Premier PC Manufacturers Program. Modeled after CNET's successful Premier Merchant Program, the program is designed to provide PC manufacturers premium ad placements at strategic positions within the CNET network that increase brand awareness and generate qualified sales leads. The new ad program launched on the network yesterday.

Finally, in the quarter, CNET signed a major distribution agreement with America Online intended to bring CNET's world-class shopping services to a whole new audience of users. CNET began a phased roll-out of the CNET/AOL co-branded hardware and software buying guides this month on the AOL service, AOL.com, CompuServe, AOL's Digital City and certain AOL International services, and will continue to add new features throughout the second quarter.

CNET Television

CNET Television remained profitable in the first quarter of 1999, with revenues of $1.7 million, compared to $1.8 million in the first quarter of 1998.

CNET Investments

CNET's technology-related investments continued to create value for its stockholders and strengthen its financial position. In March 1999, BuyDirect.com, in which CNET held a 16 percent stake, was acquired by Beyond.com (Nasdaq: BYND) to create the world's leading online software reseller. CNET now holds approximately 750,000 shares of Beyond.com. In addition, Vignette Corporation, (Nasdaq: VIGN), a manufacturer of premier Web publishing software in which CNET holds 2.3 million shares, completed an

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initial public offering in February 1999. In the quarter, CNET raised $173 million through a Rule 144A offering of 5 percent Convertible Subordinated Notes. CNET continues to own effectively 40 percent of Snap.com, a search and navigation service co-owned by NBC. Excluding Snap.com, CNET's combined cash and marketable securities give the company non-operating assets of more than $400 million in value.

About CNET

CNET, Inc. is at the leading edge of media companies, producing a branded Internet network and television programming for both targeted and general audiences. Online and on television, CNET is the leading authority on computers, the Internet and digital technologies. CNET's network serves millions of users each day. CNET television programming airs on USA Network, the Sci-Fi Channel and in national syndication, as well in 40 foreign countries. CNET effectively owns 40 percent of Snap.com, a search and navigation service for all Internet users, co-owned by NBC. CNET also owns 2.3 million shares of Vignette Corporation, a manufacturer of premier Web publishing software, and approximately 750,000 shares of Beyond.com, the world's leading online software reseller.

This press release contains forward looking statements that are subject to significant risks and uncertainties. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward looking statements will prove to be correct. Important cautionary statements and risk factors that could cause actual results to differ materially from those reflected in the Company's forward looking statements are disclosed under the caption "Additional Factors that May Affect Future Results" in the Company's latest quarterly report on Form 10-Q and under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Outlook and Uncertainties" in the Company's latest annual report on Form 10-K, copies of which may be obtained from the Company.

(A) Jupiter Communications/NFO Interactive Online Consumer Survey, March 1999

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                                  CNET, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  UNAUDITED
                               (000's Omitted)

                                                    Three Months Ended
                                                        March 31,
                                                     1999       1998
    Revenues:
     CNET Online                                  $ 17,950   $  8,009
     Television                                      1,652      1,752
       Total revenues                               19,602      9,761
    Cost of revenues:
     CNET Online                                     6,838      5,289
     Television                                      1,607      1,747
       Total cost of revenues                        8,445      7,036
    Gross profit                                    11,157      2,725
    Operating expenses:
     Sales & marketing                               4,920      2,480
     Development                                     1,508        777
     Corporate                                       1,527      1,644
       Total operating expenses before goodwill      7,955      4,901
       Total operating profit (loss)
        before goodwill                              3,202     (2,176)
      Goodwill amortization                            306       --
       Total operating profit (loss)                 2,896     (2,176)
    Other income (expense)
     Equity losses                                    --       (3,679)
     Gain on investment sales                       19,875       --
     Interest income, net                              237        199
       Total other income (expense)                 20,112     (3,480)
       Net income (loss)                          $ 23,008     (5,656)
    Proforma diluted net income (loss) per
     share before goodwill and gain on
     investment sales                             $   0.09   $  (0.19)
    Basic net income (loss) per share             $   0.67   $  (0.19)
    Diluted net income (loss) per share           $   0.61   $  (0.19)
    Shares used in calculating basic
     per share data                                 34,495     29,570
    Shares used in calculating diluted
     per share data                                 37,977     29,570


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                                    CNET, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                                 (000's Omitted)

                                                   March 31,      December 31,
                                                     1999             1998
                                      ASSETS

    Current assets:
     Cash and cash equivalents                      $214,068        $52,479
     Marketable securities                           194,125             --
     Accounts receivable, net                         16,667         16,785
     Other current assets                              9,914          1,705
       Total Current assets                          434,774         70,969
    Property and equipment net                        15,337         15,325
    Other assets                                      22,087          2,060
                                                     472,198         88,354

                       LIABILITIES AND STOCKHOLDERS' EQUITY

    Current Liabilities:
     Accounts payable                                  3,464          3,477
     Accrued liabilities                               8,946          6,593
     Current portion of long-term debt                 1,063          1,112
       Total current liabilities                      13,473         11,182
    Long-term debt                                   179,118            569
       Total liabilities                             192,591         11,751
    Stockholders' equity:
     Common stock                                          4              3
     Additional paid in capital                      130,719        127,770
     Unrecognized gain on investments                177,308             --
     Accumulated deficit                             (28,424)       (51,170)
       Total stockholders' equity                    279,607         76,603
                                                    $472,198         88,354